Term sheet No. 751J To product supplement J dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated October 16, 2009; Rule 433
Deutsche Bank AG, London Branch
Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return due July 31*, 2014
General
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Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return due July 31*, 2014 (the “BUyS”) are designed for investors who seek a return at maturity of 100.00% of the appreciation, if any, of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Index”). Investors should be willing to forgo coupon payments during the term of the BUyS and to lose up to 85.00% of their initial investment if the Index declines. Any payment at maturity is subject to the ability of the Issuer to satisfy its obligations as they become due.

•	Senior unsecured obligations of Deutsche Bank AG due on or about July 31*, 2014.
•	Denominations of $1,000 (the “Face Amount”) and multiples thereof, and minimum initial investments of $1,000.
•	The BUyS are expected to price on or about October 27*, 2009 and are expected to settle three business days later on or about October 30*, 2009 (the “Settlement Date”).
•	After the Trade Date but prior to Settlement Date, we may accept additional orders for the BUyS and increase the Face Amount.

Key Terms
Issuer:	Deutsche Bank AG, London Branch.
Index:	Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return
Issue Price:	100% of the Face Amount.
Payment at Maturity:	•
If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Accordingly, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)
	•	If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 Face Amount.
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If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1% of the Face Amount of your BUyS for every 1% that the Final Level declines from the Initial Level beyond the Buffer Level. Accordingly, if the Final Level declines from the Initial Level beyond the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:
$1,000 + [$1,000 × (Index Return + Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level, you could lose up to $850.00 per $1,000 Face Amount of BUyS.
Index Return:	The Index Return, expressed as a percentage, will equal: Final Level – Initial Level Initial Level
Initial Level:
The Index closing level on the Trade Date, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement and acceleration as described under “Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Final Level:
The Index closing level on the Final Valuation Date, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement and acceleration as described under “Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Buffer Level:	15.00%
Participation Rate:	100.00% upside participation
Trade Date:	October 27*, 2009
Final Valuation Date:
July 28*, 2014, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement and acceleration as described under “Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Maturity Date:
July 31*, 2014, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement and acceleration as described under “Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A0 VH 3
ISIN:	US2515A0VH30
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.  The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 BUyS.

The agents for this offering are affiliates of ours. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of  this term sheet.

The BUyS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  The BUyS are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.
Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity per BUyS Face Amount for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes a Participation Rate of 100.00%, a Buffer Level of 15.00% and an Initial Level of 280 (the actual Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%	Payment at Maturity ($)	Return on BUyS (%)
560.00	100.00%	$2,000.00	100.00%
490.00	75.00%	$1,750.00	75.00%
420.00	50.00%	$1,500.00	50.00%
392.00	40.00%	$1,400.00	40.00%
250.00	25.00%	$1,250.00	25.00%
308.00	10.00%	$1,100.00	10.00%
285.60	2.00%	$1,020.00	2.00%
282.80	1.00%	$1,010.00	1.00%
280.00	0.00%	$1,000.00	0.00%
277.20	-1.00%	$1,000.00	0.00%
274.40	-2.00%	$1,000.00	0.00%
252.00	-10.00%	$1,000.00	0.00%
238.00	-15.00%	$1,000.00	0.00%
224.00	-20.00%	$950.00	-5.00%
196.00	-30.00%	$850.00	-15.00%
140.00	-50.00%	$650.00	-35.00%
70.00	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 280.00 to the Final Level of 308.00. Because the percentage change of 10% is positive, the investor receives a payment at maturity of $1,100.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 x 10.00% x 100.00%) = $1,100.00

Example 2: The level of the Index declines from the Initial Level of 280.00 to the Final Level of 274.40. Because the 2% decline in the Index from the Initial Level of 280.00 to the Final Level of 272.71 does not exceed the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000.00 per BUyS Face Amount.

Payment at maturity = $1,000.00

Example 3: The level of the Index declines from the Initial Level of 280.00 to the Final Level of 196.00.  Because the 30% decline in the Index from the Initial Level of 280.00 to the Final Level of 196.00 exceeds the Buffer Level of 15.00%, the investor receives a payment at maturity of $850.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-30.00% + 15.00%)] = $850.00

Example 4: The level of the Index declines from the Initial Level of 280.00 to the Final Level of 0. Because the decline in the Index from the Initial Level of 280.00 to the Final Level of 0 exceeds the Buffer Level of 15.00%, the investor receives a payment at maturity of $150.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 15.00%)] = $150.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The BUyS provide the opportunity to access a commodity-based return by multiplying a positive Index Return by a Participation Rate of 100.00%.  The BUyS are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be based on the Index Return, the Participation Rate and the Buffer Level. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the Face Amount of your BUyS is protected against a decline in the Final Level, as compared to the Initial Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such decline is more than the Buffer Level of 15.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your BUyS. For example, an Index Return of -20.00% will result in a 5% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY BOOSTER-DOW JONES-UBS 14 TV INDEXTM – The return on the BUyS is linked to the performance of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM, which seeks to achieve a 14% target volatility level in the Deutsche Bank Commodity Booster - Dow Jones-UBS IndexSM (the “Base Index”) based on the realized volatility of the Base Index over a defined period. The Base Index represents a long commodity exposure and seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™. This section is a summary only of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM. For more information on the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM, including a description of the Base Index, the optimum yield methodlogy and the DJUBS Index, see the information set forth under “The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM” in this term sheet.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE BUYS – If a commodity hedging disruption event (as defined in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the BUyS. The amount due and payable per $1,000 BUyS Face Amount of BUyS upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” for more information.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not recognize taxable income prior to the maturity of your BUyS, other than pursuant to a sale or exchange, and your gain or loss on the BUyS should be long-term capital gain or loss if you have held the BUyS for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the December 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Index, the Base Index or in any of the components of the Base Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL – The BUyS do not guarantee any return of your initial investment in excess of $150.00 per $1,000 BUyS Face Amount. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the Buffer Level. Accordingly, you could lose up to $850.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE BUYS ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the BUyS. The payment at maturity on the BUyS is subject to our creditworthiness.

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THE ALLOCATION FEATURE OF THE INDEX MAY MAGNIFY YOUR EXPOSURE TO DECREASES IN THE BASE INDEX AND/OR REDUCE YOUR EXPOSURE TO INCREASES IN THE BASE INDEX — As described in this term sheet, the Index adjusts the level of its investment in the Base Index monthly.  The level of participation in the Base Index in any given month will depend on the volatility experienced by the Base Index over a previous three-month period, and may be less than or greater than 100%. For this reason, you may be exposed to any decrease in the level of the Base Index on an enhanced (i.e., greater than 100%) basis, and your participation in any increase in the level of the Base Index may be less than 100%.  The return on the BUyS, which may be positive or negative, is linked to the performance of the Index, which is based on the leveraged performance of the Base Index. Your return, therefore, will depend primarily on whether, and the extent to which, the level of the Base Index increases during the term of the BUyS.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index seeks to achieve a realized volatility of 14% in the Base Index.  Adjustments are made to the level of participation of the Index in the Base Index based on the historical realized volatility of the Base Index.  The realized volatility of the Base Index may differ – perhaps significantly – from its historical realized volatility. It is therefore possible that the Index will achieve realized volatility that differs – possibly significantly – from the target volatility of 14%.

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THE BASE INDEX IS SUBJECT TO STRATEGY RISK — The Base Index reflects a strategy that seeks to outperform the DJUBS Index.  The Base Index employs a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the Base Index rolls to those futures (from the list of tradable futures which expire in the next thirteen months), that seek to generate the maximum implied roll yield. The Base Index aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize potential roll losses in contango markets (where future prices are greater than spot prices). This strategy may not be successful, and the level of the Base Index, and therefore the Index, may decrease.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Base Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the BUyS. The Commodity Futures Trading Commission (the “CFTC”) has recently announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the BUyS, in which case we may, in our sole and absolute discretion, accelerate the payment on the BUyS early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the BUyS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE BASE INDEX CONSTITUENTS — As an owner of the BUyS, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Base Index may have.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE BASE INDEX — The return on your investment in the BUyS could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Base Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Base Index may reduce the performance of the Base Index as a whole, and thereby affect the performance of the Index.

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THE CORRELATION AMONG THE CONSTITUENTS OF THE BASE INDEX MAY CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the constituents of the Base Index increase or decrease to the same degree at the same time. If the correlation among the constituents of the Base Index changes, the value of the BUyS may be adversely affected.

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THE INDEX AND THE BASE INDEX HAVE LIMITED PERFORMANCE HISTORY — Publication of the Index began on August 8, 2009, and publication of the Base Index began on February 27, 2008. Therefore, the Index and the Base Index have very limited performance history, and no actual investment that allowed a tracking of the performance of the Index or Base Index was possible before the respective inception dates.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Therefore, the market value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE BUYS ARE LINKED OR THE MARKET VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and the Index to which the BUyS are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER OF THE BUYS, THE CALCULATION AGENT FOR THE BUYS, THE SPONSOR OF THE INDEX AND BASE INDEX AND THE CALCULATION AGENT FOR THE INDEX AND BASE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the BUyS, the calculation agent for the BUyS, the sponsor of the Index and Base Index (the “Sponsor”) and the calculation agent for the Index and Base Index. We, as calculation agent for the BUyS, will determine whether there has been a Market Disruption Event with respect to the Index, Base Index or an Exchange Traded Instrument (as defined below). In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of the Index or Base Index, including the Index Initial Level and the Index Final Level. As the Sponsor, we carry out calculations necessary to promulgate the Index and Base Index, and we maintain some discretion as to how such calculations are made.  In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index or Base Index in the event the regular means of determining the level of the Index or Base Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index or Base Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the BUyS, the Index and the Base Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the BUyS, the Index or the Base Index. Thus, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the BUyS.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the components of the Base Index (or various contracts or products related to such components) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Any of these activities may affect the value of the Base Index and, therefore, the value of the BUyS or the potential payout on the BUyS.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to commodities is not possible to predict, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Base Index and Index and, consequently, the value of the BUyS.

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THE VALUE OF THE BUYS WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The value of the BUyS will be affected by the supply of and demand for the BUyS and other factors, many of which are independent of our financial condition and results of operations, including:

•	the level of the Index;

•	the level of the Base Index;

•	the realized volatility of the Base Index;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the components of the Base Index or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the BUyS;

•	the volatility of each component of the Base Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the constituents of the Base Index may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Base Index and the value of your BUyS in varying ways, and different factors may cause the values of the constituents of the Base Index and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Base Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Base Index could be adversely affected, and your payment at maturity could be reduced.

•
THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS —Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to each of the individual commodities included in the Base Index.

•
THE COMMODITY PRICES REFLECTED IN THE BASE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Base Index may be produced in emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Base Index and, consequently, the return on your investment.

•
IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE BASE INDEX IS LIMITED, THE VALUE OF THE BUYS WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Base Index and, therefore, on the return on your BUyS. Limited liquidity relating to the commodities included in the Base index may also result in the Sponsor being unable to determine the level of the Index or Base Index using its normal means.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE BUYS — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Base Index and, therefore, the value of your BUyS.

•	TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the BUyS by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index, including on the Final Valuation Date, which would affect your payment at maturity. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the BUyS may decline.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income thereon might differ materially and adversely from the description herein. In addition, as described above under “Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by this notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Index and Base Index;

•	You are willing to invest in the BUyS based on the indicated Participation Rate and Buffer Level;

•	You are willing to lose up to 85.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Index or Base Index;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return

General

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM (the “Base Index”) based on a fixed target volatility level and the realized volatility of the Base Index over a defined period.  The sponsor of the Index (the “Index Sponsor”) is Deutsche Bank AG, London Branch.  The inception date of the Index was August 8, 2009.

The Index has been calculated back to a base date (the “Base Date”) of November 28, 1997.  The level of the Index is calculated on an excess return basis (the “TV ER Closing Level”). On the Base Date, the TV ER Closing Level was 100.  The TV ER Closing Levels are quoted in U.S. Dollars.

The Index uses an allocation strategy that seeks to maintain a target volatility of 14% in the Base Index. Whereas the Base Index has no controls for volatility, the Index dynamically controls the exposure to the Base Index in order to target realized volatility of 14%.

Rebalancing occurs monthly to reset the participation of the Index in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum participation of the Index in the Base Index is 500%.

If, at a Rebalancing Date (as defined below), the actual volatility experienced by the Base Index over the previous three months is 14%, the participation of the Index in the Base Index will be 100%. If, at the Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 14%, the participation of the Index in the Base Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 14%, the Index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 14%, the participation of the Index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 14%, the Index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward.  The participation in the Base Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Base Index for a given three-month period is 7% (equal to 50% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. Conversely, if the realized volatility of the Base Index for a given three-month period is 28% (equal to 200% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index.

As of October 14, 2009, the participation level of the Index in the Base Index was 64.81%.

The Base Index - the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM

The Base Index is sponsored by Deutsche Bank AG, London Branch.  The Base Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) (described below) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the DJUBS Index.  For Live Cattle, Soybean Oil, and Lean Hogs, the respective DJUBS Index weight for that commodity is assigned to the corresponding DJUBS Index sub-index. The constituent commodities included in the Base Index are set forth below.

For each index constituent in the Base Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Base Index re-weights on an annual basis after the new DJUBS Index weights have been announced.

The Index Sponsor calculates a closing level for the Index on an “excess return” basis (the “ER Closing Level”) on each Index Business Day.

The inception date of the Base Index was February 27, 2008.

The DJUBS Index

The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the DJUBS Index is designed to provide weights that reflect economic significance, diversification, continuity and liquidity.  To determine its component weightings the DJUBS Index relies primarily on liquidity data, or the relative amount of trading activity of a particular commodity.  To balance the DJUBS Index beyond world production weighting, the DJUBS Index weights are also determined by several rules designed to ensure diversified commodity exposure as disproportionate weighting of any particular commodity or sector may increase volatility.  With respect to diversification, the DJUBS Index does not allow related groups of commodities (e.g., energy or precious metals) to constitute more than 33% of the DJUBS Index, and no single commodity may constitute less than 2% or more than 15% of the DJUBS Index. The DJ-UBS Commodity Index Advisory Committee meets annually to determine the composition of the DJUBS Index in accordance with its index methodology established in the DJ-UBS Handbook as published by its index sponsors – Dow Jones and UBS.

The Deutsche Bank Liquid Commodity Index—Optimum Yield™

The DBLCI-OY’s “Optimum Yield” component, which is utilized by the Base Index, employs a rules-based approach when the DBLCI-OY rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield. In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize the loss from rolling down the curve in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The DBLCI-OY sub-indices (each a "DBLCI-OY Sub-Index") each reflect the performance of one of the following commodities: WTI Sweet Light Crude Oil, Brent Crude Oil, Gasoline, Gasoil, Heating Oil, Chicago Wheat, Kansas City Wheat, Corn, Soybeans, Sugar, Cotton, Cocoa, Coffee, Aluminum, Copper, Zinc, Nickel, Lead, Gold, Silver, Natural Gas, Live Cattle, Feeder Cattle and Lean Hogs.  The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY sub-index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an "excess return" basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

Components of the Base Index

The table below shows those sub-indices included in the Base Index, as well as their respective weights within the Base Index, as of October 14, 2009.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Base Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	15.30%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	11.42%
DBLCI-OY GC (Gold)	N.Y. Mercantile Exchange - COMEX	DBLCOGCE Index	8.67%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	7.10%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	6.76%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	6.51%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	4.50%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	4.43%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	4.17%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	4.13%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	4.03%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	3.74%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	3.48%
DJ UBS Live Cattle ER	Chicago Mercantile Exchange	DJUBSLC Index	3.40%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	3.32%
DBLCI-OY KC (Coffee ""C"")	ICE Futures U.S.	DBLCYEKC Index	2.85%
DJ UBS Soybean Oil ER	Chicago Board of Trade	DJUBSSBO Index	2.46%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.24%
DJ UBS Lean Hogs ER	Chicago Mercantile Exchange	DJUBSLH Index	1.50%

Methodology of the Index

Participation in the Base Index

The level of notional participation of the Index in the Base Index is referred to herein as the “Allocation.” The Allocation, in respect of a Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 14%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant Rebalancing Date.

Rebalancing occurs on the last Index Business Day of each calendar month (the “Rebalancing Date”). To calculate the Allocation on the Rebalancing Date, the Index Sponsor uses the ER Closing Level (as defined below) of the Base Index on the third-to-last Index Business Day of each calendar month (the “Calculation Date”).

An “Index Business Day” means a day (other than a Saturday or Sunday):

(a)	on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City; and

(b)	on which the exchange for each underlying commodities futures contract is open.

“3m Realized Volatility” means, in respect of a Rebalancing Date, the three-month realized return volatility of the Base Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

Where:

“nbd(T)” means, in respect of the relevant TV Calculation Date, the number of Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the ER Closing Level of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the ER Closing Level of the Base Index on the Index Business Day immediately preceding the jth Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a Calculation Date, the period from (but excluding) the Calculation Date falling in the third calendar month prior to the month in which the Calculation Date falls to (and including) the Calculation Date.

Excess Return Calculation

The Index Sponsor will calculate a closing level for the Index on an “excess return” basis. The excess return calculation reflects the daily percentage that the Base Index has changed as compared to its ER Closing Level on the last Rebalancing Date. This percentage change is weighted by the current Allocation of the Index to the Base Index. The minimum closing level for the Index is 0.

Subject to any Index Adjustment Event (as defined below), the TV ER Closing Level of the Index on each Index Business Day is calculated by the Index Sponsor as the product of (A) the TV ER Closing Level on the Rebalancing Date immediately preceding such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the Rebalancing Date immediately preceding such Index Business Day and (y) (a) the quotient of (i) the TV ER Closing Level of the Base Index on such Index Business Day (as numerator) and (ii) the TV ER Closing Level of the Base Index on the Rebalancing Date immediately preceding such Index Business Day less (b) 1.

Expressed as a formula:

Where:

“TV(t)” is the TV ER Closing Level of the Index for the relevant Index Business Day;

“TV (m(t))” is the TV ER Closing Level of the Index on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Allocation (m(t))” is the Allocation on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Index (t)” means the ER Closing Level of the Base Index on the relevant Index Business Day; and

“Index (m(t))” means the ER Closing Level of the Base Index on the Rebalancing Date immediately preceding the relevant Index Business Day.

Corrections to the ER Closing Level

In calculating the TV ER Closing Level, the Index Sponsor shall have regard to subsequent corrections to the ER Closing Level of the Base Index in the period up to and including the Index Valuation Time on the third Index Business Day following the Index Business Day to which the TV ER Closing Level relates but not thereafter.

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels by reference to the ER Closing Level of the Base Index on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Base Index in respect of the Base Index; or

(iii)	permanently cancel the Index and the publication of the closing levels relating to the Index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation or Base Index Modification occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Index and the publication of the closing levels relating to the Index or (c) make such determinations and/or adjustments to the terms of this description of the Index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the ER Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined above) would have been) published.

“Base Index Cancellation” means, in respect of the Base Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11.00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Base Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means, in respect of the Base Index, if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index then, in each case, that index will be deemed to be the Base Index for the purposes of determining the ER Closing Level.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i)	make such determinations and/or adjustments to the terms of this Description of the Index as it considers appropriate to determine the TV ER Closing Level on any such Index Business Day; and/or
(ii)	defer publication of the information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii)	permanently cancel publication of the information relating to the Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV ER Closing Level in respect of the Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index.

Publication of TV ER Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV ER Closing Level on Bloomberg page DBCMBTVE <index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time and on its website at http://index.db.com or any successor thereto.

In case of any conflict between the TV ER Closing Level published on Bloomberg page DBCMBTVE <Index> and the TV ER Closing Level as calculated pursuant to the  Index description contained herein and the related Index rules (the “Rules”), the TV ER Closing Level calculated pursuant to the Index Rules will prevail.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from August 1, 1997 through October 9, 2009.  The Index has only existed since August 8, 2009. The historical data below from August 8, 2009 through October 9, 2009 reflect the actual performance of the Index. The historical data prior to August 8, 2009 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for calculation of the Index, as described in this term sheet. The Index closing level on October 9, 2009 was 278.28. We obtained the Index closing levels from Bloomberg. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions that will depend on market conditions on the Trade Date. In no event will such discounts and commissions exceed 0.50% or $5.00 per $1,000 BUyS Face Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 BUyS Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

The agents for this offering, DBSI and DBTCA, are our affiliates. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.